Exhibit 99.1

Investors & Reporters May Contact:
Matt Pettoni
VP of Finance & Treasurer
(770) 418-8219
ir@asburyauto.com

ASBURY AUTOMOTIVE GROUP ELECTS NEW DIRECTOR TO ITS BOARD

Maureen Morrison’s Extensive Background Provides Asbury Automotive Group with Additional Expertise in Audit and Finance

DULUTH, GA, November 6, 2018 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced today the appointment of Maureen Morrison to its Board of Directors effective January 1, 2019. The Board has appointed Ms. Morrison to the Audit Committee and the Capital Allocation & Risk Management Committee, also effective January 1, 2019. Ms. Morrison’s election brings the total number of directors to ten, nine of whom are independent. Ms. Morrison’s highly accomplished career includes more than 35 years at PricewaterhouseCoopers where she was recently an audit partner and a senior executive leader for the Atlanta technology audit practice.

“Ms. Morrison brings diverse experience and a unique perspective to the Asbury Board,” said Board Chairman, Tom DeLoach. “Her proven record of leadership and financial expertise makes her a valuable new addition to the board. And Asbury Automotive Group will benefit from her counsel.”

“With Ms. Morrison’s appointment to the board, we believe Asbury Automotive Group is in a stronger position for transformational growth and success,” said David Hult, CEO of Asbury Automotive Group. “Ms. Morrison brings to the board the financial and audit knowledge and expertise to execute on our strategic initiatives. Her added experience in technology will be an asset to us as we continue to apply technology in providing best-in-class guest experiences and work to bring innovations to the automotive retail industry.”

During her career, Ms. Morrison worked with several prominent multibillion-dollar, global technology corporations as their audit partner during periods of rapid growth and business transformation. She is also a highly respected financial and accounting expert who has advised several Audit Committees of midcap public companies, private equity-backed entities and Fortune 500 companies. She currently serves as an Independent Director and Audit Committee chair of Safeguard Scientifics, Inc., a private equity and venture capital firm. In addition, she currently serves as an Independent Director and member of the Audit Committee and Nominating and Corporate Governance Committee of ePlus inc., an information technology solutions provider. Ms. Morrison is also a non-profit board member of the Education Committee for The Alliance Theatre (Woodruff Arts Center) in Atlanta.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, Ga., is one of the largest automotive retailers in the U.S. Asbury currently operates 83 dealerships, consisting of 97 franchises, representing 29 domestic and foreign brands of vehicles. Asbury also operates 25 collision repair centers. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.